Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Joe Bogdan, jbogdan@magellanhealth.com, (860) 507-1910

Magellan Health to Acquire Senior Whole Health

Acquisition will advance Magellan’s capabilities in long-term care

Scottsdale, Ariz. – July 13, 2017 – Magellan Health, Inc. (NASDAQ: MGLN) today announced it has entered into a definitive agreement to acquire Senior Whole Health (SWH), a healthcare company focused on serving complex, high-risk populations,  providing both Medicare and Medicaid dual-eligible benefits to more than 22,000 members in Massachusetts and New York.

The acquisition will provide Magellan with an opportunity to expand into the Massachusetts Senior Care Options (SCO) program, as well as further presence in New York City’s managed long-term care (MLTC) market. Magellan Health plans to leverage SWH’s sound, culturally competent clinical model and expertise as it seeks continued expansion in managed long-term services and supports (MLTSS). As of August 1, Magellan will operate specialized managed care plans focused on complex populations in three states, including Florida, New York and Virginia.

“Senior Whole Health is a well-regarded, quality health plan that has served government-sponsored programs since 2004,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “This acquisition will enhance Magellan’s geographic reach, membership and expertise in the MLTC market, leveraging Senior Whole Health’s intimate knowledge of both the Massachusetts and New York markets. Our companies are a great fit culturally, with an individualized approach to member care and service, as well as an eye toward new and innovative ways of helping our members live healthy, vibrant lives.”

“We are excited to be joining Magellan at such an opportune time,” said Wayne Lowell, chairman and chief executive officer of Senior Whole Health.  “Magellan’s commitment to integrated, member-centric care is exactly how we’ve approached our work over the past 13 years. As states look to managed care organizations to help improve care and better manage costs, Magellan is uniquely positioned to lead across the long-term care space.”

Under the terms of the agreement, Magellan will acquire SWH, a privately held company, for approximately $400 million cash, inclusive of a $10 million contingent payment. Magellan anticipates paying the purchase price from the proceeds of new debt offerings.

“Senior Whole Health has an outstanding reputation, strong track record of growth and extensive experience facilitating high-quality, cost-effective healthcare for its members,” said Sam Srivastava, chief executive officer of Magellan Healthcare. “Combining the experience, capabilities and services of our two companies enhances our strategy of becoming a leading healthcare company focused on the most complex, high-cost populations. We look forward to welcoming Senior Whole Health’s team to Magellan.”

The acquisition is expected to close by the end of the first quarter of 2018 and is subject to certain state and federal regulatory approvals, as well as standard closing conditions and customary approvals required under the Hart-Scott-Rodino Antitrust Improvements Act. Magellan expects full year 2017 revenue for SWH of approximately $1 billion and segment profit of approximately $60 million. Management will provide additional details about this acquisition during its second quarter 2017 earnings call, scheduled for July 28, 2017.

About Magellan Health: Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan supports innovative ways of accessing better health through technology, while remaining focused on the critical personal relationships that are necessary to achieve a healthy, vibrant life. Magellan's customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the timing of closing the acquisition, SWH’s 2017 revenue and segment profit, growth opportunities and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 24, 2017, and the Company’s subsequent Quarterly Reports on Form 10-Q filed during 2017. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit, adjusted net income, and adjusted EPS information referred to herein may be considered a non-GAAP financial measure. Further information regarding these measures, including the reasons management considers this information useful to investors, are included in the Company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

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